EXHIBIT 10.4


AMENDMENT NO. 1 TO AMENDED AND RESTATED 1991 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

On February 12, 1996 the Board of Directors of NYFIX, Inc. adopted certain amendments to the Company's 1991 Incentive Stock Option Plan. The Amended And Restated 1991 Incentive And Nonqualified Stock Option Plan (the "Plan") was approved at the 1996 Annual Meeting of Shareholders. The number of shares available under the Plan as stipulated in Section 3 was increased to 2,500,000 at the 1999 Annual Meeting of Shareholders. The number of shares available under the Plan was increased to 3,750,000 as a result of a 50% stock dividend issued on November 15, 1999. These Plan shares were further increased to 5,625,000 on April 4, 2000 as a result of another 50% stock dividend.